                                      SCHEDULE 14A
                Information Required in Proxy Statement

Reg. 240.14a-101

                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                        (Amendment No.    )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                Koger Equity, Inc.

                (Name of Registrant as Specified In Its Charter)


                                Koger Equity, Inc.

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or  14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     4)   Proposed maximum aggregate value of transaction:


1Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

                                KOGER EQUITY, INC.
                        3986 Boulevard Center Drive
                        Jacksonville, Florida  32207
                                (904) 398-3403
                               ________________

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ________________

The Annual Meeting of Shareholders of Koger Equity, Inc. (the "Company") will be held on Tuesday, May 16, 1995, at 10:00 a.m., Eastern Daylight Saving Time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, for the following purposes:

1. To elect a Board of ten (10) directors to serve for the ensuing year and until their respective successors are elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 8, 1995, was fixed as the record date for the determination of shareholders entitled to notice of and vote at this meeting. All shareholders of record at that time are entitled to vote at this meeting.

A copy of the Company's Annual Report for the year ended December 31, 1994, which report contains consolidated financial statements and other information of interest with respect to the Company and its subsidiaries, is included herewith.




SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ENVELOPE IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


     By order of the Board of Directors
     W. Lawrence Jenkins, Secretary



April 6, 1995

                                KOGER EQUITY, INC.
                        3986 Boulevard Center Drive
                        Jacksonville, Florida 32207
                                (904) 398-3403


                                April 6, 1995
                                PROXY STATEMENT

                                 INTRODUCTION

The enclosed proxy is solicited on behalf of and by the Board of Directors of Koger Equity, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on Tuesday, May 16, 1995, and at any adjournment thereof. It is expected that this Proxy Statement and the enclosed form of proxy will be mailed or otherwise given to shareholders beginning on or about April 6, 1995.

If the enclosed form of proxy is executed and returned, it will be voted at the meeting, and where a choice has been specified thereon, will be voted in accordance with such specifications, and where no choice has been specified thereon, will be voted for the election of the directors named herein. If any other matters properly come before the meeting or any adjournment or postponement thereof, the holders of the proxies are expected to vote in accordance with their judgement on such matters. A proxy may be revoked at any time to the extent that it has not been exercised. A shareholder may revoke his or her proxy by writing the Secretary of the Company a letter of proxy revocation, executing a subsequently dated proxy, or attending the shareholders' meeting and voting his or her shares personally.
The close of business on March 8, 1995, was fixed as the record date for determination of the shareholders entitled to vote at the meeting.

The number of the Company's shares of common stock, par value $.01 per share (the "Shares"), outstanding at the close of business on March 8, 1995, was 17,734,072, of which State Street Bank holds 1,539 Shares which will not be voted and which are pending distribution to creditors in accordance with the terms of the Plan of Reorganization in the Koger Properties, Inc. Chapter 11 Case. There is no other class of voting securities of the Company outstanding and each Share is entitled to one (1) vote, except for the shares held by State Street Bank. A majority of the Shares issued and outstanding as of the record date represented at the meeting, either in person or by proxy, shall constitute a quorum. Irvin H. Davis, Victor A. Hughes, Jr. and S.D. Stoneburner have, and each of them has, been designated as proxies to vote the Shares solicited hereby. The Shares are not subject to cumulative voting.

MATTERS TO BE CONSIDERED
The Company's shareholders will consider and act upon (i) a proposal to elect ten (10) directors for the following year, and (ii) such other business as may properly come before the meeting.

ELECTION OF DIRECTORS
 The ten (10) nominees listed in the table which follows are proposed for election as directors for the ensuing year and until their successors have been elected and qualified.
 While management expects that all of the nominees will be able to serve as directors, at the time of the Annual Meeting, or any adjournment or postponement thereof, should a situation arise making it impossible for one or more of the nominees to serve, the proxies will be voted in accordance with the best judgement of its holders for another person recommended by the present Board of Directors in lieu of any such nominee.

All nominees have served in the principal occupations indicated in the table below or in other capacities with their respective employers for more than five years prior to December 31, 1994. Information concerning the nominees to the Board of Directors, based on information furnished by them, is set forth below.

 The Board of Directors recommends a vote "FOR" the election of each of the following nominees.

                                                                                 Beneficial Ownership
                        Principal Occupation                                       of Shares at
                        Five-Year Employment                      Year First       March 1, 1995
                         History and Other                         Became a       (Percent of Class)
     Name                  Directorships                           Director   Age         (1)


D. Pike Aloian             Managing Director of Rothschild           1993      40              666
(a)                        Realty, Inc. (a real estate investment                          (.004%)
                           management and advisory service
                           firm); Director, Charter Oak Group,
                           Ltd. (a privately held retail properties
                           real estate management company);
                           former Vice President of The Harlan
                           Company, Inc. (a real estate development
                           and advisory service firm)

Benjamin C. Bishop, Jr.    Chairman of the Board of Allen C. Ewing   1991      63           11,067
(a)                        & Co. (an investment banking company);                          (.062%)
                           former Director of Grubb & Ellis
                           Company (a national commercial real
                           estate brokerage company); former Trustee
                           of GMR Properties (a real estate
                           investment trust); former Director
                           of Cousins Properties, Inc. (a real estate
                           investment trust)

Charles E. Commander, III  Practicing attorney with the law firm of  1993      54            3,304
                           Foley & Lardner, successor to                                   (.019%)
                           Commander, Legler & Sadler in
                           Jacksonville, Florida; Director of
                           SouthTrust Bank of Jacksonville, N.A.;
                           Director of Alliance Mortgage Company;
                           Director of AMC Acquisitions, Inc.
                           (a mortgage servicing firm)

Irvin H. Davis             President and Chief Executive Officer     1991      65          154,419(2)
                           of Koger Equity, Inc; former President                          (.863%)
                           and Chief Executive Officer of Koger
                           Advisors, Inc. (former investment advisor
                           to Koger Equity, Inc.); former Senior Vice
                           President/Asset Management of
                           Koger Equity, Inc.; former Senior Vice-
                           President of Koger Properties, Inc. (a
                           real estate development company)

David B. Hiley (3)         Currently self-employed as a consultant;  1993      56            1,067
(b)                        former managing Director of Berkshire                           (.006%)
                           Capital Corporation (an investment bank
                           services firm); Director and former Senior
                           Executive Vice President of Thomson
                           McKinnon Securities, Inc. (a securities
                           broker-dealer); consultant, Director and
                           former Executive Vice-President, of
                           Thomson McKinnon, Inc.
                           (a financial services holding company);
                           Director of Newcity Communications, Inc.
                           (a communications firm)

                                                                                 Beneficial Ownership
                        Principal Occupation                                         of Shares at
                         Five-Year Employment                     Year First          March 1, 1995
                          History and Other                        Became a        (Percent of Class)
     Name                  Directorships                           Director   Age         (1)

Victor A. Hughes, Jr.      Senior Vice President and Chief Financial 1992      59          152,542(4)
                           Officer of Koger Equity, Inc.; former             (.854%)
                           Vice President of Koger Equity, Inc.;
                           former President of Koger Securities, Inc.
                           (a securities broker-dealer); former Senior
                           Vice President and Chief Financial Officer
                           of Koger Advisors, Inc. (former investment
                           advisor to Koger Equity, Inc.)

G. Christian Lantzsch      Director of Duquesne Light Company;       1988      70            2,286(5)
(a)                        retired Vice Chairman of the Board of                           (.013%)
                           Directors and Treasurer of Mellon Bank
                           Corp.; retired Vice Chairman and Chief
                           Financial Officer of Mellon Bank, N.A.

Thomas K. Smith, Jr.       Assistant Vice President of Trust         1993      30        3,329,795(6)
(b)                        Company of the West (an investment and                        (18.776%)
                           management company) and Assistant Vice
                           President of TCW Asset Management
                           Company, wholly owned subsidiaries of The
                           TCW Group, Inc.; former investment analyst
                           with TCW Special Credits (investment advisor),
                           of which TCW Asset Management Company
                           serves as General Partner; former Management
                           Associate at Citicorp Mergers & Aquisitions;
                           Director of Media Vision Technology, Inc.
                           (a multi-media technology company)
George F. Staudter         Managerial and financial consultant;      1993      63            1,979
(b)                        Director of Waterhouse Investor                                 (.011%)
                           Services, Inc. (a securities broker
                           dealer); former President, Chief
                           Executive Officer and Director of
                           Family Steak Houses of Florida, Inc.
                           (a restaurant chain); former Principal
                           of Douglas Capital Management (a
                           registered investment advisor); former
                           Vice President and Treasurer of
                           Revlon, Inc. (a cosmetic manufacturer
                           and marketer)

S. D. Stoneburner          Chairman of the Board of Directors        1988      76           46,840(7)
                           of Koger Equity, Inc.; former President                         (.264%)
                           and Chief Financial Officer of Koger
                           Equity, Inc.; former President and
                           Chief Operating Officer of Koger
                           Advisors, Inc. (former investment
                           advisor to Koger Equity, Inc.)


All Executive Officers                                                                   3,764,997(8)
and Director Nominees as                                                                 (20.800%)
a Group (13 persons)


(a) Member of the Audit Committee.
(b) Member of the Compensation Committee.

(1) Unless otherwise noted, all shares are owned directly, with sole voting and dispositive power or voting and dispositive power shared with spouse.

(2) Includes 150,351 Shares which are subject to presently exercisable option.

(3) Mr. Hiley was a director and executive officer of Thomson McKinnon, Inc., a financial service holding company, and its subsidiary Thomson McKinnon Securities, Inc. ("TMSI"), a broker-dealer, both of which filed for protection under Chapter 11 of the Bankruptcy Act within the past five years. In a proceeding instituted by the State of Alabama in 1989 claiming unregistered sales of securities by an Alabama branch of TMSI and alleging a failure of supervision by him and other executives, Mr. Hiley consented to an order barring him from registration as a securities dealer in Alabama. In a related matter,TMSI admitted to a criminal violation of the Alabama securities statute.

(4) Includes 127,974 Shares which are subject to presently exercisable options.

(5) Includes 47 shares which are subject to presently exercisable Warrants to purchase Shares.

(6) The TCW Group, Inc. and its affiliates have voting and dispositive powers over such Shares as a fiduciary on behalf of separate accounts, trusts, and limited partnerships. To the extent Mr. Smith, as Assistant Vice President of Trust Company of the West and TCW Asset Management Company (wholly owned subsidiaries of The TCW Group, Inc.), participates in the process of voting or disposing of the Shares set forth herein, Mr. Smith may be deemed under certain circumstances, for the purposes of Section 13 of the Securities Exchange Act of 1934, to be the beneficial owner of such Shares. Mr. Smith disclaims beneficial ownership of such Shares.

(7) Includes 34,036 Shares which are subject to presently exercisable options, and 8,000 shares which are held in a trust of which he is the beneficiary.

(8) Sole voting and dispositive power as to 432,916 Shares, shared voting and dispositive power as to 3,332,081 Shares. Includes 367,848 shares which are subject to presently exercisable options, or options which are exercisable within 60 days. Includes 84 shares which are subject to presently exercisable Warrants to purchase Shares.

Corporate Governance

The Board of Directors of the Company held six meetings during the last fiscal year. The Board of Directors maintains an Audit Committee and a Compensation Committee, the members of which are elected by the Board of Directors. The Board of Directors does not have a nominating committee.

The Audit Committee is composed exclusively of directors who are not officer or employees of the Company. It recommends to the Board of Directors the selection of independent auditors, reviews the scope of the audit procedures and the results of the audit, reviews the matter of independence of the auditors, including non-audit services provided by the auditors and considers and makes recommendations to the Board of Directors on matters referred to it relating to the audit function, such as financial and accounting standards and principals and internal accounting, auditing and financial controls. The Audit Committee held three meetings during the last fiscal year and members of the Audit Committee consulted with the officers of the Company and the independent auditors at various times throughout the year.

The Compensation Committee, none of the members of which are officers or employees of the Company, sets the salaries of the Company's senior executives, reviews and recommends the adoption of compensation plans and the granting of benefits under such plans and makes grants of options pursuant to the Company's Stock Option Plans. The Compensation Committee held seven meetings during the last fiscal year.

Each of the directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of which they were members. Directors of the Company who are not officers receive a quarterly retainer of $5,000, plus fees of $2,000 for each meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended, together with expenses of attendance. The Chairman of the Board of Directors receives an additional quarterly retainer of $5,000. Directors who are officers of the Company are not paid a director's fee. Amounts described herein which are payable to Thomas K. Smith, Jr. are paid instead to TCW Asset Management Company, Mr. Smith's employer.

                        EXECUTIVE COMPENSATION

Shown below is information concerning the annual and long-term compensation of the Chief Executive Officer and the other named executive officers whose salary and bonus for the fiscal year ended December 31, 1995, exceeded $100,000
(the named "Executive Officers"):

                        Summary Compensation Table

                                                        Long-Term Compensation
                                                                                                  Pay
                           Annual Compensation                             Awards                 outs
Name and Principal        Year Salary    Bonus     Other Annual   Restricted     Securities      LTIP        All Other
     Position                    ($)      ($)      Compensation      Stock       Underlying     Payouts    Compensation
                                                        ($)        Award(s)     Options/SARs      ($)          ($)
     (1)                                                (2)                                       (3)        (4) (5)
A.
Irvin H. Davis            1994 $179,200  $57,207(6)     -0-         -0-           58,333(7)       -0-       $26,340
President &               1993 $175,000  $ 3,365      $4,500        -0-             -0-           -0-       $32,626
Chief Executive           1992 $175,000  $ 3,365      $3,978        -0-          125,000(8)       -0-       $34,618
Officer

B.
Victor A.
Hughes, Jr.               1994 $156,200  $49,864(6)     -0-         -0-           56,667(7)       -0-       $18,789
Senior Vice President     1993 $152,000  $ 2,923      $4,500        -0-             -0-           -0-       $26,589
& Chief Financial Officer 1992 $152,000  $ 2,923      $4,500        -0-          107,500(8)       -0-       $28,116

C.
W. L. Jenkins (9)         1994 $103,333  $ 1,923        -0-         -0-           26,807(10)      -0-       $12,110
Vice President &          1993 $120,000  $ 2,308        -0-         -0-             -0-           -0-       $ 1,786
Corporate Secretary       1992 $119,250  $ 2,308        -0-         -0-             -0-           -0-       $ 1,874

D.
J. M. Lawrence (9)(11)    1994 $128,000  $ 2,366        -0-         -0-           53,750(10)      -0-       $15,018
Senior Vice President     1993 $153,000  $ 2,942        -0-         -0-             -0-           -0-       $ 2,356
                          1992 $152,712     -0-         -0-         -0-             -0-           -0-       $ 2,564

E.
J. C. Teagle (12)         1994 $123,833  $2,366         -0-         -0-           53,750(10)      -0-       $14,601
Senior Vice President     1993 $128,000  $2,462         -0-         -0-             -0-           -0-       $ 1,924
                          1992 $127,250  $2,462         -0-         -0-             -0-           -0-       $ 2,251

(1) Includes the CEO and the other named Executive Officers whose salary and bonus exceed $100,000.

(2)  Includes an automobile allowance.

(3)  The Company has no other long-term incentive plans.

(4) In accordance with a resolution of the Board of Directors adopted on May 10, 1994, the Company made a contribution, in the form of Shares, into each qualifying employee's 401(k) plan account. On February 22, 1995, Shares were deposited into a 401(k) plan account for each qualified employee, including the named Executives, equal to 10% of the employee's 1994 taxable wages, subject to certain limitations, based on the market value of the Shares on December 30, 1994, which was $7.25 per Share (the "401(k) Contribution").

(5) As to Messrs. Davis and Hughes for 1993 and 1992, includes the funds contributed to an IRA under the terms of the Simplified Employee Pension Plan (the "SEP Plan") adopted by the Company, which Plan was discontinued on December 15, 1993; and as to all named Executives, includes (i) the taxable portion of certain excess life insurance premiums, as defined by the IRS Code (the "Life Insurance Premiums") and (ii) for 1994 the 401(k) Contribution, all of which were Company benefits which do not discriminate in scope, terms or operation in favor of executive officers of the Company and are available generally to all salaried employees.

As to A: Represents a contribution into a SEP IRA account in the amount of $0, $26,308, and $28,300; Life Insurance Premiums in the amount of $11,340, $6,318, and $6,318; and a 401(k) Contribution in the amount of $15,000, $0, $0, each for the years ended 1994, 1993 and 1992, respectively.

As to B: Represents a contribution into a SEP IRA account in the amount of $0, $22,935, and $24,462; Life Insurance Premiums in the amount of $3,789, $3,654, and $3,654; and a 401(k) Contribution in the amount of $15,000, $0, $0, each for the years ended 1994, 1993 and 1992, respectively.

As to C: Represents Life Insurance Premiums in the amount of $1,440, $1,786, and $1,079; taxable portion of personal use of Company automobile of $0, $0 and $795; and a 401(k) Contribution in the amount of $10,670, $0 and $0, each for the years ended 1994, 1993 and 1992, respectively.

As to D: Represents Life Insurance Premiums in the amount of $1,837, $2,356, and $2,356; taxable portion of personal use of Company automobile of $0, $0 and $208; and a 401(k) Contribution in the amount of $13,181, $0, and $0, each for the years ended 1994, 1993 and 1992, respectively.

As to E: Represents Life Insurance Premiums in the amount of $1,837, $1,924, and $1,924; taxable portion of personal use of Company automobile of $0, $0 and $327; and a 401(k) Contribution in the amount of $12,764, $0 and $0, each for the years ended 1994, 1993 and 1992, respectively.

(6)  Includes a cash bonus which was paid in 1995.

(7) These options were granted on May 9, 1994 and became 100% exercisable six months after Date of Grant. The options terminate 10 years from the date of grant and are exercisable at a per share price of $7.625. For information concerning the number and market value of shares subject to the Company's stock option plans as to the named Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Value Table" and the notes thereto.

(8) These options were granted on February 5, 1992 and are exercisable in cumulative annual increments of 20% commencing on February 5, 1993. The options terminate seven years from date of grant and are exercisable at a per share price of $5.125. For information concerning the number and market value of shares subject to the Company's stock option plans as to the named Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Value Table" and the notes thereto.

(9) Held the same position with Koger Properties, Inc., becoming an officer of the Company after the Merger. (See "Certain Relationships and Transactions - Merger of KE and KPI; Resolution of KPI Chapter 11 Case.")

(10) These options were granted in 1994 and are exercisable in cumulative annual increments of 20% commencing one year from the date of grant. A portion of these options terminate seven years from the date of grant and the remainder portion of these options terminate ten years from the date of grant. These options are exercisable at a per share price of $7.625. For information concerning the number and market value of shares subject to the Company's stock option plans as to the named Executive Officers, reference is made to the "Option/SAR Exercises and Year-End Value table" and the notes thereto.

(11) Mr. Lawrence resigned his position with the Company on January 31, 1995.

(12) Mr. Teagle was a Vice President of Koger Properties, Inc., becoming an officer of the Company after the Merger. (See "Certain Relationships and Transactions - Merger of KE and KPI; Resolution of KPI Chapter 11 Case.")

 Option/Stock Appreciation Rights Grants. During the fiscal year ended December 31, 1994, grants were made to the named Executive Officers of the Company with respect to options/stock appreciation rights to purchase Shares as shown below.


                                    Option/SAR Grants in Last Fiscal Year


                           Individual Grants
                                Percent of                                Potential
                     Number of    Total                               Realizable Value at
                    Securities  Options/                                Assumed Annual
                    Underlying   SARs                                Rates of Stock Price
                     Options/  Granted to     Exercise                  Appreciation
                       SARs    Employees      or Base     Expira-     for Option Term(3)
                     Granted   in Fiscal       Price       tion
     Name            (#)(1)      Year        ($/Sh)(2)     Date    5% ($)(4)  10% ($)(5)

A. Mr. Davis, CEO   58,333(6)    6.0%         $7.625     5-9-2004  $279,998   $708,746

B. Mr. Hughes       56,667(6)    5.8%         $7.625     5-9-2004  $272,002   $688,504

C. Mr. Jenkins       6,807(7)    0.7%         $7.625     1-27-2001 $ 21,102   $ 49,215
                    20,000(8)    2.0%         $7.625     1-27-2004 $ 96,000   $243,000

D. Mr. Lawrence (9)  6,807(7)    0.7%         $7.625        ---       ---        ---
                    20,000(8)    2.0%         $7.625        ---       ---        ---
                    26,943(10)   2.8%         $7.625        ---       ---        ---

E. Mr. Teagle        6,807(7)    0.7%         $7.625     1-27-2001 $ 21,102   $ 49,215
                    20,000(8)    2.0%         $7.625     1-27-2004 $ 96,000   $243,000
                    26,943(10)   2.8%         $7.625     5-9-2004  $129,326   $327,357

____________

(1) These options contain stock appreciation rights which may be exercised in lieu of the option. To exercise the option, payment of the option price is required before the option shares are delivered. Alternatively, the optionee may elect to receive shares equal in value to the difference between the aggregate fair market value of the shares exercised on the exercise date and the aggregate exercise price of those shares. With the consent of the Committee, the optionee may also elect to exercise the option in part by receiving cash equal to the minimum amount required to be withheld for payroll tax purposes and the balance by receiving shares equal to the difference between the aggregate fair market value and the aggregate exercise price, less cash received.

(2) The exercise price of each option granted is equal to the market price of the underlying security on the date of grant.

(3) The potential realizable value of each grant of options, assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term.

(4) At an assumed annual rate of stock price appreciation of 5%: for those options which expire on January 27, 2001, this assumes the potential market value of the Shares at Option Term to be $10.73 per share and a net benefit upon exercise of $3.10; and for those options which expire on January 27, 2004 and May 9, 2004, assumes a potential market value of the Shares at Option Term to be $12.42 per share and a net benefit upon exercise of $4.80.

(5) At an assumed annual rate of stock price appreciation of 10%: for those options which expire on January 27, 2001, this assumes the potential market value of the Shares at Option Term to be $14.86 per share and a net benefit upon exercise of $7.23; and for those options which expire on January 27, 2004 and May 9, 2004, assumes a potential market value of the Shares at Option Term to be $19.78 per share and a net benefit upon exercise of $12.15.

(6) These options were granted on May 9, 1994, and became fully exercisable six months after the date of grant.

(7) These options were granted on January 27, 1994, and become exercisable in annual increments of 20% of the Optioned Shares, beginning January 27, 1995, the first anniversary of the grant. The grant was conditioned upon the surrender of options to purchase an equal number of shares previously granted at a per share exercise price of $20.00.

(8) These options were granted on January 27, 1994, and become exercisable in annual increments of 20% of the Optioned Shares, beginning January 27, 1995, the first anniversary of the grant.

(9) Mr. Lawrence resigned his position with the Company on January 31, 1995. Pursuant to the terms of the Plans, the options terminate no later than 90 days after the date of his resignation.

(10) These options were granted on May 9, 1994, and become exercisable in annual increments of 20% of the Optioned Shares, beginning May 9, 1995, the first anniversary of the grant.

Option/Stock Appreciation Rights Exercises and Year-End Values. Shown below with respect to the named Executive Officers is the aggregate options/stock appreciation rights exercised in the fiscal year ended December 31, 1994, values realized, the number and the value of the unexercised options/stock appreciation rights at December 31, 1994.
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values


                                                                   Value of Unexercised in-
                    Number of                                      the-Money Options/SARs
                                              Securities Underlying          at
                                                   Unexercised             FY-End
                   Shares                      Options/SARs at FY-        ($7.25)
                 Acquired on   Value Realized  End (#) Exercisable/     Exercisable/
     Name        Exercise (#)       ($)          Unexercisable          Unexercisable
A. Mr. Davis, CEO
   Stock Option     -0-             -0-         50,000/75,000 (1)   $106,250/$159,375 (2)
   Stock Option     -0-             -0-                17,018/-0-             -0-/-0- (3)
   Stock Option     -0-             -0-                58,333/-0-             -0-/-0- (4)

B. Mr. Hughes
   Stock Option     -0-             -0-         43,000/64,500 (1)    $91,375/$137,062 (2)
   Stock Option     -0-             -0-                 6,807/-0-             -0-/-0- (3)
   Stock Option     -0-             -0-                56,667/-0-             -0-/-0- (4)

C. Mr. Jenkins
   Stock Option     -0-             -0-                -0-/6,807              -0-/-0- (4)
   Stock Option     -0-             -0-                6,807/-0-              -0-/-0- (3)
   Stock Option     -0-             -0-               -0-/20,000              -0-/-0- (4)

D. Mr. Lawrence (5)
   Stock Option     -0-             -0-                -0-/6,807              -0-/-0- (4)
   Stock Option     -0-             -0-                6,807/-0-              -0-/-0- (3)
   Stock Option     -0-             -0-               -0-/46,943              -0-/-0- (4)

E. Mr. Teagle
   Stock Option     -0-             -0-                -0-/6,807              -0-/-0- (4)
   Stock Option     -0-             -0-                6,807/-0-              -0-/-0- (3)
   Stock Option     -0-             -0-               -0-/46,943              -0-/-0- (4)


(1) The options are exercisable in cumulative annual increments of 20% commencing on February 5, 1993. At December 31, 1994, the above options were 40% exercisable.

(2) The closing price of the option stock on December 30, 1994, as reported on the American Stock Exchange, was $7.25, which price is greater than the exercise price of $5.125. The closing price of the option stock at March 1, 1995, as reported on the American Stock Exchange, was $7.125.

(3) The exercise price of these options is $20, which is greater than the closing price of the option stock on December 30, 1994.

(4) The exercise price of these options is $7.625, which is greater than the closing price of the option stock on December 30, 1994.

(5) Mr. Lawrence resigned his position with the Company on January 31, 1995.

 Long-Term Incentive Plan Awards. The Company made no long-term incentive plan awards to any officer, director, or employee during the fiscal year ended December 31, 1994.

 Option/Stock Appreciation Rights Repricings. Information concerning the repricing of Options/Stock Appreciation Rights held by the Executive Officers of the Company during the last ten years is provided in the table below.

                        Ten-Year Option/SAR Repricings
                                Number of                                            Length of
                               Securities    Market Price   Exercise                 Original
                               Underlying    of Stock at    Price At                Option Term
                                Options/       Time of       Time of                Remaining at
                                   SARs     Repricing or  Repricing or   New           Date of
                               Repriced or    Amendment     Amendment  Exercise      Repricing or
        Name           Date   Amended(#)(1)    ($)             ($)     Price ($)      Amendment
A. Mr. Davis, CEO   02/05/92      17,018     $5.125            $20      $5.125       3.5 yr
B. Mr. Hughes       02/05/92       6,807     $5.125            $20      $5.125       3.5 yr
C. Mr. Jenkins      01/27/94       6,807     $7.625            $20      $7.625       1.5 yr
D. Mr. Lawrence (2) 01/27/94       6,807     $7.625            $20      $7.625       1.5 yr
E. Mr. Teagle       01/27/94       6,807     $7.625            $20      $7.625       1.5 yr


(1) The original options were granted on August 25, 1988, under the terms of the 1988 Stock Option Plan to certain key employees of Koger Properties, Inc., including the named Executives, at an exercise price of $20 per Share which represented the market value of the Shares at that time. (See "Compensation Committee Reports - Repricing of Options" for more information.)

(2) Mr. Lawrence resigned his position with the Company on January 31, 1995.

Compensation Committee Reports

 Executive Compensation. The Compensation Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation for 1994. The Committee is composed of three outside directors of the Company and is responsible for approving the compensation package payable to the President and Chief Executive Officer (the "CEO") and to the Senior Vice President and Chief Financial Officer (the "CFO") and for reviewing the compensation packages payable to all other executive officers of the Company. The compensation package includes base salary; bonuses; grants, awards or rights under stock or compensation plans; incentive pay arrangements; retirement arrangements; and any other compensation (current and deferred) of the Executive Officers. It has been the practice of the Committee to have the Company's Board of Directors ratify the salaries and bonuses of the CEO and CFO. The Committee is also responsible for making grants under the Company's stock option plans and making contributions, subject to Board approval, to The Koger 401(k) Plan and any other plan or plans as may be determined by the Board of Directors.

 The key business objectives of the Company include (i) the enhancement of shareholder equity and improvement of shareholder return on investment, and
(ii) the repayment of existing indebtedness to reduce overall leverage. To encourage the achievement of these goals, the Committee is developing a compensation program for its Executive Officers designed to:

make the interests of the Executive Officers consistent with the long-term interests of the shareholders;

reward the achievement of strategic business initiatives;

align a portion of the compensation with the Company's overall corporate performance; and

attract, motivate and retain talented executives who are critical to the Company's long-term growth and success.

  Currently the key elements of the Company's compensation package for its Executive Officers consist of base salary, bonuses, contributions to The Koger 401(k) Plan, and stock options.

 In 1994, the Committee used a 1993 annual compensation survey prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). This survey is limited to those members of NAREIT who voluntarily responded to an annual NAREIT questionnaire on executive compensation and, accordingly, does not include the entire membership as does the NAREIT Total Return Index which was included in the Company's 1994 Proxy Statement and is included in the graph under the "Shareholder Return Performance Presentation" below. The Company did not in 1993 or 1994 have available to it executive compensation information on the organizations included in the NAREIT Total Return Index.

 During 1994, a compensation study by a nationally recognized, independent compensation consulting firm (the "Consultant") was commissioned by the Committee for the purpose of obtaining more meaningful and reliable information on compensation levels and practices for executive positions in the real estate industry than that contained in the NAREIT Compensation Survey. The Consultant was also asked to review the combined operations of the Company and KPI, the Merger of which had brought about a substantial increase in assets of the Company and increased responsibilities for the Executive Officers. As the day-to-day management of both the properties of KPI and the Company had been the responsibility of a subsidiary of KPI, the Consultant was asked to consider the current Executive Officer compensation levels to determine whether or not the compensation levels appropriately reflected the new scope of responsibility of the Executive Officer group.

 The Consultant found that the compensation levels for 1993 for the CEO, the CFO and other Executive Officers were below the median level of those in the real estate industry for companies of similar size to the Company. These findings were based on peer group proxy analysis and published surveys.

 The table below sets forth the named Executive Officer positions, the average total cash compensation ("TCC") paid by the peer group (with certain adjustments to reflect broader general management responsibility than typical survey positions) and the actual cash compensation paid or accrued by the Company.

                                             Total Cash Compensation
                        Paid by the    Paid or Accrued     Paid or Accrued
                        Peer Group     by the Company      by the Company
     Position           in 1993        in 1993             in 1994

President and CEO       $450,000        $214,800           $236,407  (1)

Senior Vice President
and CFO                 $264,000        $187,741           $206,064  (1)

Senior Vice President
  Operations*(2)        $266,000        $158,298*          $130,366

Senior Vice President
  Finance*              $205,000        $132,386*          $126,199

Vice President
Administration and
  Corporate Secretary*   $159,000       $124,094*          $105,256


*The Company did not maintain these separate paid positions during calendar year 1993, until the consummation of the Merger following which time the above positions became positions of the Company. The amounts shown, therefore, reflect the amounts paid to similar positions by KPI.

(1) Includes 1994 cash bonus paid in 1995.

(2) The person who held this position with the Company resigned on January 31, 1995.

 The Committee, in its determination of the compensation paid its Executive Officers, took into consideration (i) the findings of the Consultant, (ii) the adverse circumstances which have impacted the Company as the result of the KPI Chapter 11 Case, and (iii) the improvement in the Company's operations, including increased occupancy rates and rental revenues, although the compensation paid the Executive Officers of the Company during its last fiscal year was not related to any one specific aspect of corporate performance. The Committee also considered the fact that the Company has not paid a dividend to its shareholders since October 23, 1991. While the Committee considered the foregoing, it did not and has not as yet, set any specific criteria in arriving at any particular executive's compensation. Accordingly, based on the above, the Committee made a subjective determination in setting the compensation of its Executive Officers.

 In arriving at the compensation paid the Company's CEO, the Committee has considered its CEO's long experience in the management of suburban office parks and his proven ability to maintain high occupancy rates as compared to those which are found in other office parks in markets in which the Company competes. In addition to his leasing experience, the Company's CEO has been involved with the development of suburban office parks. While the Company does not expect to begin development activities in the near future, it plans to develop its vacant land when market conditions for commercial real estate improve. Accordingly, the Company must retain persons with leasing, real estate development and financing experience and talent. It should be noted that in an adverse real estate market, the Company, under the CEO's leadership, has been able to maintain above average occupancy rates (90% of net rentable square feet at December 31, 1994, compared to 88% at December 31, 1993), and has increased the average annual rent per square foot leased from $13.13 at December 31, 1993 to $13.35 at December 31, 1994. In order to recognize the CEO's outstanding performance during 1994, the Committee awarded him a bonus of $53,760 (30% of his base salary of $179,200) and awarded him immediately exercisable options to purchase 58,333 Shares at an exercise price of $7.625 per Share, the fair market value of the Shares on the date of grant. To bring the CEO's salary more in line with the industry standards, the Committee has increased his base annual salary to $229,200 commencing on January 1, 1995.

 The CFO has made and will continue to make an important significant contribution to the operations of the Company. The CFO also has certain shared responsibilities for the overall management of the Company with the CEO. Accordingly, the Committee awarded the CFO, for his outstanding performance during 1994, a bonus of $46,860 (30% of his base salary of $156,200) and awarded him immediately exercisable options to purchase 56,667 Shares at an exercise price of $7.625 per Share, the fair market value of the Shares on the date of grant. In order to bring the CFO's salary more in line with the industry standards, the Committee has increased his base annual salary to $204,200 commencing on January 1, 1995.

 Subject to general oversight by the Committee, the CEO has been granted authority by the Committee to set the compensation of all other officers including the other Executive Officers of the Company. In addition, during 1994, the Committee granted options to purchase 134,307 Shares to the Company's other named Executive Officers as a group at an exercise price of $7.625 per Share, the fair market value of the Shares on the dates of grant.

 In addition to the options which the Committee has granted to Executive Officers, it has under consideration both long term and annual incentive plans to provide additional compensation to its Executive Officers. The Company has not yet adopted such plans. It is contemplated the adoption of these plans will be an integral part of a comprehensive compensation program being developed by the Committee.

 Repricing of Options. In 1988, in connection with the formation of the Company certain officers and employees of KPI and its subsidiaries were awarded options to purchase Shares of the Company at an exercise price of $20.00 per Share, which price represented the initial public offering price (the "1988 Options"). With the merger of KPI into the Company, effective December 21, 1993, the Company took over the total management of the properties of the consolidated companies, which function had been provided by a subsidiary of KPI. Certain of the former KPI officers and employees who had received 1988 Options became employees of the Company. In the opinion of the Committee, a stock option with a per share exercise price of $20.00 was not a very meaningful incentive in light of a then current market price of $7.625. Accordingly, the Compensation Committee determined that is was in the best interest of the Company and therefore its shareholders to reprice the $20.00 per Share options held by its Executive Officers and other employees to the then current fair market value of the Shares. As a condition precedent to the grant of new options to employees of the consolidated Company, each such employee who held 1988 Options at the $20.00 per Share exercise price, agreed to surrender such options in exchange for an equal number of new options having an exercise price of $7.625 per Share, the fair market value on the date of grant. As has been previously stated, one of the principal incentives used by the Compensation Committee in aligning officers' interest with those of the Company's shareholders has been and will continue to be the grant of stock options. For information concerning repricing of options, see "Ten-Year Option/SAR Repricings."

 The foregoing reports have been furnished by the Compensation Committee of the Company.
                                        Thomas K. Smith, Jr., Chairman
                                        David B. Hiley
                                        George F. Staudter

  Shareholder Return Performance Presentation. Set forth below is a line graph comparing yearly percentage change in cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the American Stock Exchange Market Value Index and the National Association of Real Estate Investment Trusts ("NAREIT") Total Return Index for the period commencing December 31, 1989 and ending December 31, 1994.


        1989    1990    1991    1992    1993    1994
KE      100      51      27      32      58      50
AMEX    100      82     105     106     126     115
NAREIT  100      83     112     126     149     150

 As the Nareit Total Return Index contains companies on which compensation data similiar to that provided the Compensation Committee by the Consultant is not available, the Company has used a different industry group for compensation comparisons from that used for its shareholder return performance presentation.

                        CERTAIN RELATIONSHIPS AND TRANSACTIONS

 From its organization in 1988, the Company's business consisted of the acquisition from Koger Properties, Inc. ("KPI") and its affiliates of completed and substantially leased commercial office buildings and the holding of such properties for the production of rents. As of December 31, 1994, KE owned 219 commercial properties in 16 metropolitan areas in the Southeast and Southwest.
A total of 126 buildings were acquired from KPI or its subsidiaries through 1990. During 1993, an additional 93 buildings were acquired from KPI as the result of the merger of KPI with and into the Company ("the Merger"), which was consummated on December 21, 1993. As a result of the Merger, KE assumed property management agreements to manage (i) the 20 office buildings owned by Centoff Realty Company, Inc., a subsidiary of Morgan Guaranty Trust Company of New York, and (ii) the 92 office buildings owned by The Koger Partnership, Ltd. ("TKP"), a Florida limited partnership.

Merger of KE and KPI; Resolution of KPI Chapter 11 Case

 On September 25, 1991, KPI filed a petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Middle District of Florida (the "Bankruptcy Court"). KE was the single largest creditor of KPI in the KPI Chapter 11 Case (indebtedness to the Company of approximately $116 million). On April 30, 1993, the Company and KPI jointly proposed a plan of reorganization of KPI (the "Plan") which provided for the Merger in exchange for the issuance of shares of the Company's common stock (the "Shares") to certain creditors of KPI and the issuance of warrants to purchase Shares (the "Warrants") to shareholders of KPI and holders of certain securities law claims against KPI and the settlement of the Company's claim against KPI. On August 11, 1993, the Company's shareholders approved the Merger and the issuance of the Shares and Warrants pursuant thereto.

 On December 8, 1993, the Plan was confirmed by the Bankruptcy Court and the Merger became effective on December 21, 1993. Pursuant to the Merger, 6,158,977 Shares, or approximately 35% of the Shares outstanding after the Merger, and Warrants to purchase an aggregate of 644,000 Shares (3.5% of the currently outstanding shares on a fully diluted basis) were issued under the Plan and Merger. The Warrants are exercisable until June 30, 1999, at $8.00 per share, and are subject to redemption at the option of the Company at prices ranging from $2.41 to $5.24 per Warrant.

 With the Merger, the Company succeeded to substantially all of the assets of KPI, free and clear of all liens, claims and encumbrances, except (i) encumbrances relating to certain secured indebtedness of KPI (aggregating $182.6 million) which was restructured under the Plan and (ii) an option and a right of first refusal held by TKP on certain developed buildings and parcels of undeveloped land which are located in TKP office centers. KPI assets acquired by the Company in the Merger included 93 buildings containing 3,848,130 net rentable square feet, together with approximately 295 acres of unimproved land suitable for development, and 1,781,419 Shares held by KPI, representing 13.47% of the outstanding Shares before the Merger. As a result of the Merger, the Company assumed all of the leasing and other management responsibilities for its properties including those acquired in the Merger. In addition, KPI transferred all of its debt and equity interests in TKP to a newly formed wholly owned subsidiary of the Company, Southeast Properties Holding Corporation, Inc. ("Southeast"), which became the managing general partner of TKP. These interests included (1) 39,918 Units of general partnership interest and 50,442 Units of limited partnership interest in TKP, and (2) a restructured unsecured note in the aggregate amount of $32,587,000, including accrued interest as of December 31, 1993. This indebtedness is subordinated to all of the other restructured debt of TKP. In light of the terms of the TKP Plan of Reorganization in its Chapter 11 Bankruptcy Case
(the "TKP Plan") and its restructured debt, KE has determined that these investments have no value.

 The Board of Directors of Southeast consists of the following Directors of the Company: S.D. Stoneburner, who is Chairman of the Southeast Board, Irvin H. Davis, who is President and Chief Executive Officer of Southeast, and Victor A. Hughes, Jr., who is Senior Vice President and Chief
Financial Officer of Southeast.

Agreements with The Koger Partnership, Ltd.

 A Management Agreement (the "Management Agreement") between TKP and Southeast, as successor to KPI, provides that Southeast, in its capacity as Managing General Partner of TKP, generally has responsibility for all aspects of TKP's operation. Southeast receives as compensation for its services a management fee, payable monthly, equal to nine percent of any Gross Rental Income (as defined) derived from the real estate properties and interests managed by Southeast. This fee amounted to $3,288,000 for the year ended December 31, 1994. The Management Agreement is effective for an initial term of five years, through May 31, 1998, subject to automatic renewal for additional one year periods unless terminated by either party thereto at least 90 days prior to the expiration of the initial term or any extended term, unless sooner terminated pursuant to certain provisions of the Management Agreement.

 An Incentive Fee Agreement (the "Incentive Agreement") between Southeast as successor to KPI and TKP provides that reorganized TKP will pay Southeast a fee (the "Incentive Fee") in respect of certain property dispositions and refinancings effected following August 10, 1993 ("Covered Transactions"). The Incentive Fee will be equal to a percentage (the "Fee Percentage") of the Net Proceeds (as defined) realized by reorganized TKP from each Covered Transaction. Under the Incentive Agreement, the Fee Percentage will be equal to, in respect of (a) Covered Transactions consummated on or before August 10, 1997, fifteen percent, (b) Covered Transactions consummated after August 10, 1997, but on or before August 10, 1999, five percent, and (c) Covered Transactions consummated after August 10, 1999, zero percent.

 The first $5 million of Incentive Fees to be paid to Southeast under the Incentive Agreement will be deposited in an account as collateral for repayment of the obligations represented by certain of the TKP Restructured Mortgage Notes (as defined). In the event that the Incentive Agreement is terminated before an aggregate of $5 million (the "Minimum Deposit Amount") is accumulated in this account, TKP will covenant to continue to pay amounts into such account as if the terms of the Incentive Agreement have remained in effect until the Minimum Deposit Amount has been achieved.

 The Company currently owns three developed office buildings and nine parcels of undeveloped land located in office centers in which TKP owns office buildings. Pursuant to the terms of an option and purchase and sale agreement (the "TKP Option Agreement") executed pursuant to the Merger, the Company has granted reorganized TKP a first option and right of first refusal in respect of certain of these properties. The option generally has a seven-year term and will be exercisable at a price determined by reference to then-current fair value.

 Under a New Partnership Agreement between TKP and Southeast, as successor to KPI, as Managing General Partner of TKP, and Newleaf Services Corporation, as Alternate General Partner of TKP, adopted pursuant to the TKP Plan, if the New Mortgage Notes (as defined) and New TKP Secured Notes (as defined) which at December 31, 1993, were $143,536,000, are not incrementally reduced commencing the fourth year after August 10, 1993, the effective date of the TKP Plan, and fully paid seven years after such effective date, the Alternate General Partner shall automatically succeed Southeast as the Managing General Partner of TKP and shall supervise the orderly liquidation of TKP.

 Agreements with TCW Special Credits

  On August 9, 1993, the Company entered into a Shareholder's Agreement (the "Shareholder's Agreement") and a Registration Rights Agreement (the "Registration Rights Agreement") with TCW Special Credits, a California general partnership ("TCW Special Credits"), as general partner or investment manager of certain funds and accounts (the "TCW Shareholders"). Thomas K. Smith, Jr., a Director of the Company, is an Assistant Vice President of Trust Company of the West and TCW Asset Management Company ("TAMCO"), wholly owned subsidiaries of The TCW Group, Inc. TAMCO is the managing general partner of TCW Special Credits.

 The Shareholder's Agreement provides, among other things, that as determined by the Board of Directors of the Company pursuant to Article V(D) of the Company's Articles of Incorporation, the ownership by the TCW Shareholders of up to the greater of (i) 4,047,350 Shares, as adjusted for recapitalizations and (ii) 23% of the then outstanding Shares (the greater of (i) and (ii) being the "Maximum Shares") is exempt from the operations of Article V(D). Article V(D) of the Company's Articles of Incorporation allows its Board of Directors to limit holdings of the Shares by any person to no more than 9.8% of the outstanding Shares if the Board determines such limit is necessary in order for the Company to maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986 (a "REIT"). The Company's Board of Directors determined that exempting the TCW Shareholders from the aforesaid limitation would not jeopardize the Company's qualification as a REIT. Unless waived by TCW Special Credits, this exemption will continue for a period of eight years following the date of consummation of the Merger, December 21, 1993.

 Pursuant to the terms of the Shareholder's Agreement, the Company amended its Common Stock Rights Agreement (the "Rights Agreement"), which amendment was effective December 21, 1993. The amendment provides that the TCW Shareholders are exempt persons under the Rights Agreement (the "Exempt Persons") so long as the Exempt Persons do not collectively own beneficially more than the Maximum Shares with certain exceptions. Pursuant to the Rights Agreement, all Shares have rights to purchase Shares (the "Rights") which become exercisable if any person, except for Exempt Persons, acquires 15% or more of the outstanding Shares (the "Acquiring Person"). Each Right gives the holder, except an Acquiring Person, the right to acquire Shares with a market value of two times the exercise price of the Rights. If the Exempt Persons acquire Shares in excess of the number of shares for which they are exempt, they would then be an Acquiring Person and could not exercise their Rights. The Company has also covenanted that following the effective date of the Merger (December 21, 1993), for a period of eight years the Company will not amend, alter or otherwise modify the Rights Agreement or take any action which would limit or eliminate the rights of the TCW Shareholders under the Rights Agreement without the prior consent of TCW Special Credits. As of March 1, 1995, the TCW Shareholders owned approximately 19% of the then outstanding Shares (see "Principal Holders of Voting Securities").

 The Registration Rights Agreement, as amended, gives TCW Shareholders the rights to, for a period of eight years following the effective date of the Merger (December 21, 1993), (i) demand that the Company register any Shares owned by the TCW Shareholders pursuant to the registration requirements of the Securities Act of 1933 in up to five public offerings for the account of the TCW Shareholders and (ii) have any Shares owned by the TCW Shareholders included in an unlimited number of public offerings of the Company's securities which may be made on behalf of the Company or others. All expenses, except for brokerage discount, of any of these offerings will be borne by the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

 Section 16(a) of the Securities Exchange Act of 1934 requires that Company's directors and executive officers file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Executive officers and directors are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

 To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports not previously reported were required, during the fiscal year ended December 31, 1994, its executive officers and directors complied with all
Section 16(a) filing requirements.

                                LEGAL PROCEEDINGS
 A derivative action in the U.S. District Court for the Middle District of Florida (the "District Court") was commenced on October 29, 1990, by Howard Greenwald and Albert and Phyllis Schlesinger, shareholders of the Company, against the Company, all of the then current directors of the Company, including: Ira M. Koger, James B. Holderman, Allen R. Ransom, Wallace F. E. Kienast, S. D. Stoneburner, Yank D. Coble, Jr., G. Christian Lantzsch, A. Paul Funkhouser and Stephen D. Lobrano, alleging breach of fiduciary duty by favoring KPI over the interest of the Company and failing to disclose or intentionally misleading the public as to the Company's cash flow, dividend and financing policies and status, and seeking damages therefor (the "Derivative Action"). During the pendency of the litigation, a Special Litigation Committee which was composed of outside independent members of the Company's Board of Directors was appointed to conduct an extensive investigation of the facts and circumstances surrounding the Derivative Action. Upon completion of its investigation, it was the conclusion of this committee that the ultimate best interest of the Company and its shareholders would not be served in prosecuting this litigation. Subsequently, the Company moved that the Derivative Action be dismissed under the provisions of Florida law. Thereafter, the plaintiffs filed a Second Amended and Supplemental Complaint which realleged the original cause of action ("Count I"); and realleged the cause of action against Stephen D. Lobrano for legal malpractice ("Count II"); and a new cause of action against the members of the Special Litigation Committee for alleged violation of fiduciary duties in conducting their investigation ("Count III"). During 1993, the Company filed further motions seeking dismissal of the Second Amended and Supplemental Complaint. On January 27, 1994, the United States Magistrate issued his Report and Recommendation concerning the Derivative Action, which recommended that (1) Count I should be dismissed pursuant to the Special Litigation Committee Report, (2) Count III against the Special Litigation Committee members should be dismissed, and (3) Count II against Mr. Lobrano should not be dismissed. The District Court adopted the Report and Recommendations of the United States Magistrate by order entered March 8, 1994. Subsequently, Mr. Lobrano filed his answer denying all of the material allegations of the Second Amended and Supplemental Complaint, and raised affirmative defenses, including, without limitation, the defense that Mr. Lobrano was at all times acting under the direction of the officers and directors of KPI. Mr. Lobrano and his law firm (the "Lobrano Defendants") also filed a counter claim against the Company (the "Counter-Claim"), asserting that, in connection with the matters complained of in the Second Amended and Supplemental Complaint, Mr. Lobrano and his law firm acted under the direction and control of the officers and directors of KPI, that they had suffered out-of-pocket expenses and reputation damage to their business due to the directions of the officers and directors of KPI, and that they are entitled to contribution or indemnity from the Company, as the successor of KPI under the Merger consummated pursuant to the KPI Plan of Reorganization in its Chapter 11 Bankruptcy Case, in respect of such damages. They have brought similar cross claims against Ira M. Koger, Allen R. Ransom and Wallace F. E. Kienast, former officers and directors of KPI. The Company moved to dismiss the Counter-Claim, and moved in the Bankruptcy Court for an order holding Mr. Lobrano, the other members of his firm and his lawyers in contempt on the grounds that any such claims against KPI were discharged in its Chapter 11 Case and that the filing of the Counter-Claim against the Company is a violation of the confirmation order in the Chapter 11 Case (the "Confirmation Order"). On July 22, 1994, the Bankruptcy Court entered its order finding that the filing of the Counter-Claim was a violation of the Confirmation Order and in contempt of the Bankruptcy Court. The Counter-Claim was then subsequently dismissed. The Lobrano Defendants then filed an amended counter-claim (the "Amended Counter-Claim") against the Company asserting, among other things, that the Company, through its officers and directors, improperly shaped and influenced the Special Litigation Committee Report so that it contains inaccurate and false statements about the Lobrano Defendants which have, in turn, caused damage to the Lobrano Defendants. The Company moved to dismiss the Amended Counter-Claim on various grounds and renewed its motion that Mr. Lobrano, certain other members of his firm and their lawyers be held in contempt of the Confirmation Order by reason of the filing of the Amended Counter-Claim. On January 26, 1995, the Bankruptcy Court held that the filing of the Amended Counter-Claim violated the Confirmation Order, ordered that the Amended Counter-Claim be dismissed with prejudice on or before February 10, 1995, and imposed a fine of $500 per day on the Lobrano Defendants and their attorneys for each day thereafter that the Amended Counter-Claim remained pending. On February 2, 1995, the Amended Counter-Claim was dismissed with prejudice. The Company and the other parties to the Deriviative Action and related cross-claims and counterclaims have agreed on a settlement of all claims, subject to the preparation of mutually satisfactory documentation and the approval of the District Court. The Company does not believe that the outcome of this litigation will materially affect its operations or financial position.

 On March 23, 1993, the Securities and Exchange Commission ("the Commission") entered an Order directing a private investigation with respect to KPI's accounting practices, including the accuracy of financial information included in certain reports filed by KPI with the Commission, possible insider trading in KPI's stock, and possible misleading statements concerning the financial condition of KPI and its ability to pay dividends to its shareholders. Prior to March 23, 1993, the Commission had been engaged in a confidential investigation without a formal order. As a result of the Merger, the Company assumed responsibility for responding to the requests and subpoenas of the Commission staff in connection with this private investigation. Although the staff of the Commission had subpoenaed KPI documents and former employees of KPI, who are presently employees of the Company, for testimony, on February 8, 1994, the Commission staff advised the Company, through its counsel, that the scheduled depositions of former KPI employees and the review of documents of KPI had been suspended. The Company has received no communication from the Commission staff since the above notice of suspension. Based on the information currently available to the Company, it is unable to determine whether or not the private investigation will lead to formal legal proceedings or administrative actions or whether or not such legal proceedings or administrative actions will involve the Company.

                        PRINCIPAL HOLDERS OF VOTING SECURITIES

 A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Voting power is the power to vote or direct the voting of securities; investment power is the power to dispose of or direct the disposition of securities.

 The table set forth below presents certain information regarding the beneficial ownership of Shares by each shareholder known to the Company to own more than five percent of the outstanding Shares as of March 1, 1995.

     Name and Address of                                        Number of Shares
     Beneficial Owner                   Percent of Class        Beneficially Owned
The TCW Group, Inc. and affiliates (1)       18.776%                 3,329,795
  865 South Figueroa Street
  Suite 1800
  Los Angeles, California 90017


(1) Based upon information provided by TCW to the Company as of March 1, 1995. Represents Shares held by certain limited partnerships, trusts, and separate accounts for which TCW Special Credits, an affiliate of The TCW Group, Inc., acts as general partner or investment manager. The TCW Group, Inc. and its affiliates may be deemed to be the beneficial owners of such shares for purposes of the reporting requirements of the Securities Exchange Act of 1934; however, The TCW Group, Inc. and its affiliates expressly disclaim beneficial ownership of such Shares.

                        INDEPENDENT PUBLIC ACCOUNTANTS

 During the year ended December 31, 1994, the Company engaged Deloitte & Touche LLP to provide certain audit services. These services included the audit of the annual financial statements, a review of the quarterly data furnished to the Securities and Exchange Commission ("SEC") for the quarters ended March 31, June 30, and September 30, 1994, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K with the SEC, attending meetings with the Audit Committee, and consultation on matters relating to accounting, tax and financial reporting. The Audit Committee approved all services performed by the auditors in advance of their performance. Deloitte
& Touche LLP has acted as independent public accountants for the Company since its organization on June 21, 1988. Neither the firm nor any of its associates has any relationship to the Company or any of its subsidiaries except in their capacity as auditors.

 It is expected that representatives of the independent public accountants will attend the Annual Meeting and be available to respond to appropriate questions and be permitted to make a statement concerning KE should they desire.

 As of the date hereof, the Board of Directors of the Company had not selected independent public accountants to audit the books and accounts of the Company for the fiscal year ending December 31, 1995. It is anticipated that auditors will be selected later in the fiscal year.

                                OTHER BUSINESS
 It is not anticipated that there will be presented to the Annual Meeting of Shareholders any business other than the election of directors. The Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the annual meeting or any adjournment thereof. If any other business should come before the Annual Meeting of Shareholders or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

                        SHAREHOLDER PROPOSALS
 Proposals of shareholders to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received at the Company's executive offices by December 8, 1995, to be considered for inclusion in the Company's proxy materials relating to that meeting. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company's proxy material.

                                GENERAL
 The Company will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and officers of the Company, and no additional compensation will be paid to such individuals. The Company also has retained Morrow & Co., Inc., 345 Hudson Street, New York, New York 10014, to solicit proxies by mail, by telephone, telegraph, or personally, for which service the Company anticipates a cost not in excess of $5,000 plus reasonable out-of-pocket expenses. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees and fiduciaries who are record holders of Shares for the forwarding of solicitation material to the beneficial owners of the Shares. The Company will, upon the request of such entities, pay their reasonable expenses for completing the mailing of such material to such beneficial owners.

 Consistent with state law and under the Company's by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

 The ten nominees for election as directors at the Company's Annual Meeting of Shareholders who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the votes properly cast is necessary to approve any other matter which comes before the Annual Meeting, except where law or the Company's Articles of Incorporation or By-laws require otherwise.

 The Company will count the total number of votes cast "for" approval of proposals, other than the election of directors, for purposes of determining whether sufficient affirmative votes have been cast.
The Company will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power) only as Shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

 The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1994, which contains financial statements and other information, is being mailed to shareholders with this Proxy Statement, but is not to be regarded as proxy soliciting material.

 A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, KOGER EQUITY, INC., 3986 BOULEVARD CENTER DRIVE, JACKSONVILLE, FLORIDA 32207. EXHIBITS TO THE FORM 10-K WILL NOT BE SUPPLIED UNLESS SPECIFICALLY REQUESTED, FOR WHICH THERE MAY BE A REASONABLE CHARGE.

                               KOGER EQUITY, INC.
                 ANNUAL MEETING OF SHAREHOLDERS, MAY 16, 1995
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

1. ELECTION OF DIRECTORS                         WITHHOLD AUTHORITY

   FOR all nominees listed below                  to vote for all nominees below
   (except as marked to the contrary below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:
NOMINEES: [D. Pike Aloian; Benjamin C. Bishop, Jr.; Charles E. Commander, III; Irvin H. Davis; David B. Hiley; Victor A. Hughes, Jr.; G. Christian Lantzsch; Thomas K. Smith, Jr.; George F. Staudter; S.D. Stoneburner]

2.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                  KOGER EQUITY, INC.
                                       PROXY
                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Irvin H. Davis, Victor A. Hughes, Jr., and S.D. Stoneburner, and each of them, his (their) true and lawful agents and proxies with full power of substitution in each, and hereby authorizes them to vote his (their) Koger Equity, Inc. Common Stock as designated herein and to represent the undersigned at the Annual Meeting of Shareholders of Koger Equity, Inc., a Florida corporation, to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, Tuesday, May 16, 1995, at 10:00 A.M., Eastern Daylight Savings Time, or any other adjournment or postponement thereof, on all matters coming befroe said meeting.

                                     Dated _____________________________, 1995

                                     _________________________________________
                                             (Signature)

                                     _________________________________________
                                      (Signature if held jointly)

                                    This Proxy Must be Signed Exactly
                                     as the Name(s) Appears Hereon

                                     Executors, administrators, trustees, etc.
                                     should give full title as such. If the
                                     signer is a corporation, please sign full corporate name by fully authorized officer. If shares are held jointly, signature should include both names.